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                                                                     EXHIBIT 8.1





                                                               December 20, 1996



Vornado Realty Trust,
   Park 80 West, Plaza II,
      Saddle Brook, NJ 07663.

Dear Sirs:

                 You have requested our opinion in connection with the qualification for United States federal income tax purposes of Vornado Realty Trust ("Vornado") as a real estate investment trust (a "REIT"), within the meaning of section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                 In rendering this opinion, we have relied upon (i) the statements and representations contained in (x) the letter to us from Vornado dated December 20, 1996 (the "Vornado Representation Letter"), and (y) the
letter to us from Alexander's, Inc. ("Alexander's") dated December 20, 1996 (together with the Vornado Representation Letter, the "Representation
Letters")), and (ii) the opinion of Shearman & Sterling, dated December 20,
1996, concerning the qualification of Alexander's as a REIT, a copy of which is attached as Exhibit A (the "Shearman & Sterling Opinion"). In rendering this opinion we have also assumed, with your approval, that (I) the statements and representations made in the Representation Letters are true and correct, (II)
the Representation Letters have been executed by appropriate and
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Vornado Realty Trust                                                         -2-



authorized officers of Vornado and Alexander's and (III) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct.

                 Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm (i) that we have reviewed the statements made in the Prospectus of Vornado dated December 26, 1995 (the "Prospectus") under the heading "Federal Income Tax Considerations", as supplemented by the discussion set forth in the Prospectus Supplement of Vornado dated December 18, 1996 (the "Prospectus Supplement") under the heading "Certain Federal Income Tax Considerations" and, to the extent that such statements constitute matters of law or legal conclusions, such statements are correct in all material respects, and (ii) our opinion that, commencing with its taxable year ending December 31, 1993, Vornado has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT.

                 Vornado's qualification as a REIT will depend upon the continuing satisfaction by Vornado and its subsidiaries and, given Vornado's current ownership interest in Alexander's, by Alexander's and its subsidiaries (collectively with Vornado, the "Company") of requirements of the Code relating to qualification for REIT status; which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock





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Vornado Realty Trust                                                         -3-


ownership, asset composition, source of income and recordkeeping. We do not undertake to monitor whether the Company actually has satisfied or will satisfy the various qualification tests, and we express no opinion concerning whether the Company actually has satisfied or will satisfy these various qualification tests.

                 This opinion is based on current federal income tax law, and we do not undertake to advise you as to future changes in federal income tax law that may affect this opinion unless we are specifically engaged to do so. This opinion relates solely to federal income tax law, and we do not undertake to render any opinion as to the taxation of Vornado under any state or local corporate franchise or income tax law. Furthermore, this opinion is rendered solely for your benefit and is not to be relied upon by any other person without our prior written consent.

                 We hereby consent to (i) the use of our name and the making of statements with respect to us as set forth under the heading "Federal Income Tax Considerations" in the Prospectus and the heading "Certain Federal Income Tax Considerations" in the Prospectus Supplement and (ii) the incorporation by reference of this opinion into Registration Statement No. 33-52441 and into Registration Statement No. 33-62395. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        SULLIVAN & CROMWELL